EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q2 2019 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Second Quarter 2019 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Second Quarter 2019 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today’s call Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Executive Vice Presidents Brendan Mullinix, Lara Johnson, and James Dudley will provide commentary focused on second-quarter results. I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather. Good morning everyone. Our second-quarter results were excellent with strong acquisition, disposition, and leasing activity. This activity aligned well with our stated business objectives of acquiring high-quality industrial assets, disposing of non-core assets, and proactively managing lease expirations. Through our focused efforts, we continue to make consistent progress towards our goal of becoming an industrial REIT focused on single-tenant, net-leased properties.

At quarter-end, our industrial exposure represented 74% of our consolidated portfolio gross book value. Given positive trends in our acquisition and disposition activity, we expect our industrial exposure to increase more rapidly over the balance of the year than it did in the second quarter.

We also saw a nice improvement in overall occupancy during the quarter to almost 98% leased due to consistent leasing activity, new acquisitions, and vacant asset sales. Our balance sheet remains in great shape with our capital needs being satisfied primarily through dispositions.

On the acquisition front, robust activity during the quarter brought year-to-date acquisition volume to $260 million dollars, both at average GAAP and cash cap rates of 5.8%. We are excited by both the quantity and quality of prospects in our pipeline, although the market remains competitive. We currently have accepted offers of north of $300 million dollars of new industrial investments. Our primary focus remains on acquiring high-quality, single-tenant warehouse/distribution assets, and we may work directly with developers on new industrial construction projects from time to time.

Moving on to dispositions, we are increasing the top-end of our 2019 disposition plan guidance range to $750 million dollars from our previously stated $500 million dollars. This increase is driven primarily by the potential sale of our Preferred Freezer facility, which is currently under contract for $244 million dollars. This sale price is extremely favorable compared to our cost of $152 million dollars when we acquired the property in 2015.

Last quarter we discussed the significant cap rate compression in the cold storage sector. The pending Preferred Freezer transaction is a good example of capitalizing on favorable sale opportunities that arise outside of our stated business plan objectives. If executed, this sale will provide us with substantial, well-priced capital to further diversify our industrial portfolio and reinvest into additional warehouse and distribution facilities at modestly higher cap rates. We expect this transaction to close late in the third quarter or early in the fourth quarter of this year.

As a result of this potential sale, together with our other dispositions, we expect overall pricing on 2019 dispositions to come in much better than expected and very favorable when compared to the 8.4% average cash cap rate for 2018. Overall pricing though is greatly dependent upon the timing of other sales, particularly the potential sale of our Dow Chemical complex. We are also mindful of our considerable 1031 exchange needs, which may cause us to push certain 2019 dispositions into early 2020 depending on acquisition volume through the end of the year.

Turning to earnings guidance, we announced this morning revised 2019 Adjusted Company FFO guidance. We increased both the low- and high-end by one penny to a revised range of $0.76 to $0.80 per diluted common share. The factors supporting this increase include better than anticipated acquisition volume and refinancing savings from our recent term loan extension.

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As we have discussed on previous calls, our disposition strategy is creating short-term FFO dilution, and we expect FFO growth to stay muted as we continue reducing our office exposure. However, we anticipate that AFFO will begin to trend upwards in 2020 as the high capital expenditures associated with our office portfolio decline with non-core asset sales.

We have made tremendous progress in executing on our portfolio strategy over the last few years and looking ahead, we are excited to continue creating a best-in-class single-tenant, net-leased industrial REIT. With that, I’ll turn the call over to Brendan to discuss investments.

Brendan Mullinix:

Thanks, Will. We had a productive second quarter, in which we acquired six warehouse facilities for $202 million dollars at average GAAP and cash cap rates of 5.8% and 5.9%. Purchases included the BMW and Owens Corning industrial facilities we discussed on last quarter’s call.

As a refresher, the BMW facility is a 408,000 square foot Class A distribution center that was completed this past January. The property is located in an established industrial park within a high-demand submarket of Greenville/Spartanburg near the company’s only U.S. based assembly plant. The property is leased for five years, with annual rental increases of 2%.

The 510,000 square foot Owens Corning facility is located in the inner Southwest Dallas submarket near LOOP 12 and Interstate 20, with excellent access to a strong labor force. The four and a half year lease term has 2% annual escalations.

In addition to these properties, we purchased two, two-property industrial portfolios in well-located submarkets within Memphis and Atlanta. The two properties in the Memphis portfolio includes a 928,000 square foot warehouse facility leased to a global food and agriculture company for five years, as well as a 270,000 square foot facility that is leased to a global express delivery company for four years and a logistics company for approximately five years.

The newly-constructed properties are located in the same industrial park within a top Memphis submarket and are within close proximity to major highways and two intermodal facilities. We liked that the properties were recently built with modern Class A bulk specs and are being fully utilized by their respective tenants. Additionally, we believe there is a strong probability of renewal in the future for both properties.

The second portfolio transaction is comprised of two state-of-the-art distribution facilities located approximately 20 miles from one another in high-demand bulk distribution submarkets of Atlanta. The first property, leased for five years to the flooring company, Interface Americas, comprises 370,000 square foot and was built to modern warehouse specifications. The second property totals 605,000 square feet and was leased to Mars Chocolate for about a year of remaining term. Lease negotiations have begun with Mars for continued occupancy beyond their current lease term. We have grown comfortable recently with shorter lease term for the specific deals we have acquired in view of the quality of the real estate, location, and future leasing outcomes that we have forecasted.

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We have accepted offers on approximately $318 million dollars of industrial properties, and we anticipate the majority of these properties will close in the late third or fourth quarter of 2019. The weighted-average lease term of approximately 10 years for these properties is considerably longer than the four years of weighted-average lease term for our purchases year to date, so these will blend nicely in our portfolio. In addition to these properties, we are currently reviewing other investments in the marketplace, which includes the exploration of a limited number of speculative development opportunities. As we have discussed on previous calls, pricing remains competitive, and I would expect average cap rates for 2019 investment activity to come in somewhere between five and a quarter and five and a half percent for warehouse/distribution product.

I’ll now turn the call over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. We continue to make good progress on non-core asset sales, and still expect the majority of this activity to close late in the third quarter or in the fourth quarter of this year. This timing extends to the new assets included in the revised 2019 disposition plan that Will discussed earlier. Five non-core consolidated assets, which included a mix of office, retail, and vacant industrial buildings, were sold in the second quarter for $41 million dollars. To date, we’ve disposed of $120 million dollars of consolidated assets at average GAAP and cash cap rates of 5.3% and 4.7%, respectively.

The consolidated assets that have been sold to date produced roughly $5.7 million dollars of annualized NOI. Within our office joint venture, we sold one property during the quarter and one subsequently for combined gross sale proceeds of $101 million dollars, from which we satisfied approximately $73 million of non-recourse debt. Our share of net proceeds totaled $5.4 million dollars from these sales.

We currently have $370 million dollars of sale assets either under contract or with an accepted offer, including the Preferred Freezer transaction. The remaining assets that bring us to the high-end of our 2019 disposition plan guidance range of $750 million dollars are either in the market or being prepared for market. We expect to pursue the sale of our Dow Chemical office complex in Lake Jackson, Texas later this year. This potential sale still represents a meaningful percentage of our 2019 dispositions plan and could close in the fourth quarter provided the sale effort is successful and that we can line up acquisitions to complete 1031 exchanges to defer gains. Given the expected sale of the Preferred Freezer facility, managing our substantial tax gains is critical. As a result, this may push the potential Dow sale beyond year-end.

We remain extremely active on the disposition front. Demand for assets in the marketplace remains strong, and overall pricing has been better than we had anticipated in many cases. At quarter-end, non-core asset exposure represented approximately 26% of our overall gross book value, a sizeable difference compared to 58% at the end of 2016. Post-2019, we will continue disposing of the remaining office portfolio on a one-off basis. That said, as our office exposure becomes less meaningful to the overall portfolio, we would be open to disposing of assets in a more expeditious manner. With that I will turn the call over to James who will provide an update on leasing.

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James Dudley:

Thanks Lara. We had another active quarter, in which we secured new or extended leases totaling over one million square feet. This activity brings our 2019 leasing volume to almost three million square feet.

Our overall leased portfolio increased to almost 98% at quarter end compared to approximately 95% in the first quarter. This increase was primarily the result of vacant asset sales, specifically the Memphis industrial asset disposed of in the second quarter, as well as new industrial investments coming on line. Additionally, our industrial occupancy increased meaningfully in the second quarter compared to first quarter for the same reason.

Same-store NOI was down around 2%, and when stripping out vacancy, it was down less than 1%. Continued negative same-store NOI is largely a function of marking office rental rates to market following lease extensions. We would expect that as we continue to reduce our office exposure, our same-store NOI growth profile will improve. As of June 30, 2019, 83% of the revenue in our industrial portfolio is generated from leases with rent escalations.

We executed three lease renewals during the quarter approximating 900,000 square feet. On the industrial side, this included a seven-year extension with L’Oréal in our industrial facility in Streetsboro, Ohio, whose lease was set to expire in October. While there was a slight decline in rent, we paid no TI or leasing costs in connection with the extension and annual escalations are 2.5%.

Additionally, we signed a 10-year extension with TI Automotive in Lavonia, Georgia. We agreed to a lower rental rate in exchange for a longer lease term. With a long-term lease, we believe this asset will be more attractive to potential buyers, and it is now a good candidate for a sale given its non-core market location. On the office side, we extended the lease with CAE in Whippany, New Jersey for 10 years, which we believe will help create value upon the sale of the asset.

A unique leasing situation during the quarter resulted in a positive outcome for us. We signed a new lease with Plastic Omnium in our Duncan, South Carolina industrial facility for a three-year term. Plastic Omnium was the prior tenant in the building, but their lease expired in September of last year. They decided that they needed the building again, and are now fully utilizing the 222,000 square foot space at a higher rental rate than they had been paying in the past. We are currently in preliminary discussions with them regarding a longer lease term.

Our remaining 2019 office expirations have been addressed either through sale, future sale, or lease, and we continue to market our one remaining 2019 industrial expiration for lease. We are actively working on lease expirations for 2020 and beyond and have begun discussions or are in negotiations with many of our tenants.

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Morgan Lewis, who currently occupies the majority of our 305,000 square foot office building in Philadelphia’s central business district, has decided to build a new property. While they will be moving out of our space in the future, they have exercised their three-year renewal option, which will extend their current lease to January 2024. The revised rental rate will be determined through an arbitration process pursuant to the lease if we are unable to negotiate a mutually agreeable rental rate with the tenant. We are reviewing our potential options to maximize the value of the property in the context of our current portfolio strategy.

During the quarter, one of our smaller industrial tenants, Hollander, who currently occupies our 208,000 square foot facility in Thomson, Georgia, filed for Chapter 11. They intend to stay in the building and pay rent through the end of the year. We have begun marketing the property for lease or sale. The overall impact to FFO is deminimus. With that, I will now turn the call over to Beth who will discuss financial results.

Beth Boulerice:

Thanks, James. For the second quarter, net income attributable to common shareholders was $22 million dollars, or $0.09 cents per diluted common share. Adjusted Company FFO was $48 million dollars, or $0.20 cents per diluted common share for the quarter. Our Adjusted Company FFO payout ratio was 51.3% at quarter end, allowing us to retain capital to execute our long-term strategy.

We recorded second-quarter gross revenues of $80 million dollars, compared to gross revenues of $106 million dollars in the second quarter of 2018. This reduction is mostly the result of non-core asset dispositions and lease expirations. Property operating expenses of under $10 million dollars for the quarter declined slightly compared to both the first quarter of 2019 and the second quarter of 2018.

Tenant reimbursements were $6.7 million dollars for the second quarter and represented approximately 68% of our property operating expenses. As a reminder, tenant reimbursements are included within rental revenue on the statement of operations per the new leasing standard. G&A expenses were $7.3 million dollars in the second quarter, a slight decrease compared to the same time period in 2018. Our estimated G&A forecast for the balance of the year is approximately $15 million dollars.

Leasing costs and tenant improvements were approximately $6.1 million dollars in the second quarter, and we expect these costs to range between $10 million and $12 million dollars for the remainder of the year. This is always subject to change due to a variety of factors, including the timing of the completion of the improvements.

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Moving onto the balance sheet, we continue to have an ample amount of both capacity and flexibility. Cash, including restricted cash, on the balance sheet was approximately $61 million at quarter end. During the quarter and subsequently, we borrowed approximately $75 million dollars under our revolver to primarily fund new acquisitions. Leverage at quarter end was 5.7 times net debt to Adjusted EBITDA, representing an increase when compared to the first quarter. As we have stated in the past, leverage is likely to fluctuate depending on borrowings needed to fund acquisitions given the timing of asset sales. We remain comfortable with leverage within a range of 5 to 6 times net debt to Adjusted EBITDA.

Our consolidated debt outstanding at quarter-end was approximately $1.5 billion with a weighted-average interest rate of approximately 4.2% and a weighted-average term of 6.7 years. Unencumbered NOI represents more than 75% of our overall portfolio.

Subsequent to quarter end, we extended the maturity date on our $300 million dollar term loan to 2025 from 2021. Additionally, we swapped the LIBOR portion of the interest rate to obtain an attractive current fixed rate of 2.73 percent. With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct Q&A.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions) Today’s first question comes from Shelia McGrath of EvercoreISI. Please go ahead.

Shiela McGrath:

Uh, yes, on the Preferred Freezer transaction, I was wondering if you could disclose the cap rate on that; and do you already have acquisitions lined up in a 1031 exchange for that transaction?

T. Wilson Eglin:

Sure, Sheila. The cap rates about four and three quarters on that one and between what we have under contract and letter of intent right now, we have enough acquisitions in the pipeline to complete the 1031 exchange.

Sheila McGrath:

Okay, but you might still have to push that large Texas, the Dow Chemical out further, is that right?

T. Wilson Eglin:

Yes, I mean, that's the question, the Preferred sale, you know, obviously created a need to use a lot of acquisitions in the pipeline for that 1031 exchange. So, the question around Dow is it's just a gating item, we want to make sure we have properties lined up for that exchange before we complete the sale.

Sheila McGrath:

Okay, great. And then on the acquisitions, they all seem to have a shorter term, remaining lease term than typical for Lexington, is that something that we should expect going forward as you continue to increase the industrial exposure?

T. Wilson Eglin:

Not necessarily. If Brendan's comments were oriented towards the pipeline, where we have close to 11 years of weighted average lease term on what's coming. So, we invest in the asset class across all durations, it just happened to be that that during the first six months of the year, there tended to be more opportunity on the shorter end versus the longer, but it's not a specific change in strategy.

Sheila McGrath:

Okay, and one more on CapEx, you mentioned Will in 2020, that you expect that that will decline meaningfully versus 2019. Is there any way you could kind of put that into perspective in numbers, is it cut in half in 2020? Or just some sort of magnitude?

Beth Boulerice:

Hi, Sheila, it's Beth. Yes, we're definitely going to have that come down after this year as we sell off most of our office portfolio which does command high CapEx. So, we're modeling looking somewhere and to about the $10 million to $15 million range for next year for those.

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Sheila McGrath:

Okay, perfect, thank you.

Operator:

And our next question today comes from Craig Mailman of KeyBanc Capital Markets. Please go ahead.

Craig Mailman:

Hey, good morning. Maybe just kind of bigger picture you guys are redeploying more into industrial and it's, you know, not necessarily close to markets the other industrial guys are jumping into. Just curious you know; tenant mix it you guys are really going after in these types of markets.

And also, just curious, you know, retail and department store, I think are about 4% of the portfolio, could you talk a little about the health fair, and also just whether you guys feel like you're at all exposed to any of the agriculture issues going on with the trade war right now, given your mark exposure?

Brendan Mullinix:

Sure, uh this is a Brendan, hi. In terms of our tenant mix, I think if you if you look at our recent transactions, we have a pretty diverse range of tenancy, because we just see the logistics demand drivers going across being very strong across industries. In terms of retail exposure concerns, at the moment, I would say that we don't have any specific concerns from the retail sector.

T. Wilson Eglin:

And in terms of markets, Craig, we invest in both primary and secondary markets generally, where cap rates are 100 to 150 basis points higher than what you might see in the coastal markets. We do have an income-oriented strategy, we're essentially underwriting for more certainty of IRR from the rent streams that we're investing in versus underwriting for, you know, rent growth of more than two or 3%. We think the markets that we invest in, while competitive are a little bit less efficient than then some of the, you know, markets that are desired by other industrial REITs or private investors.

Craig Mailman:

Thanks for that. And then just on the Plastic Omnium, what kind of mark to market do you guys get on that kind of short-term renewal and talk about and maybe you’ll be sensitive because you're going to negotiation, but what kind of a mark to market you think you get on that longer term?

James Dudley:

You know, if there is a slight reduction would be, you know, a very minimal reduction. I think the majority of its going to be making the building into something that's very functional for them. So, it'd be more of a TI related adjustment versus a rental adjustment, excuse me.

Craig Mailman:

And then just on 1701, is it safe to assume that'd be like a zero CapEx, zero free rent renewal? And just you know, as you guys look to minimize your office exposure, obviously, that's a well-located building, but it needs are pretty big refresher or redevelopment there. Um, kind of now that you have the shorter-term option in place, I mean, does it make sense to hold it till the end of that? Or, you know, do you sell the dream now?

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James Dudley:

To answer the first question is, yes, it's non-CapEx renewal. And the second is, we're evaluating our options. I know this was exercised very recently. So, we're looking into all different options for the site and the facility.

Craig Mailman:

And then just last one, you guys continue to sell assets, and there is still slight dilution, as you redeploy. I know, you haven't given 2020 guidance, but you know, if you look at consensus, year to year it looks pretty flattish. I mean, can you comment at all about, you know, trajectory timing, kind of just the math of how dilution should work?

T. Wilson Eglin:

Well, our expectation is that there will be more FFO dilution from the sale process. But we think that the AFFO numbers start to grow next year. So, you know, you're right, we haven't given guidance, but you know, they're there is delusion ahead in FFO, from trading this portfolio.

Craig Mailman:

Great, thank you.

Operator:

And the next today question today comes from John Guinee of Stifel. Please go ahead.

John Guinee:

Great, great, a nice job. In order to get a sense for where you’ll stabilize, should we think of you is running the business at a 6.0 net-debt-to-EBITDA. Is that a good stabilize number to get a sense for how acquisitions and dispositions offset each other?

T. Wilson Eglin:

I think we're very comfortable with leverage at that point in view of the portfolio that we're putting together. You know, doesn't necessarily mean that will run our leverage that that high, but it's certainly very comfortable leverage point for us to be.

John Guinee:

Then you said, I think you said your initial acquisition costs on the freezer deal was $152 million. Don't you have an expansion going on there before you sell it? And how much of the $181 million of assets held for sale is the freezer building?

T. Wilson Eglin:

Um, we have an expansion that that we know essentially, we're not funding it at this point. transactional be closed before the expansion. So, in terms of the held for sale number.

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Beth Boulerice:

It's about 75% of the held for sale number, John.

John Guinee:

What else is in the held for sale number? Just miscellaneous office assets?

Beth Boulerice:

Yeah, we have seven assets and total in the held for sale in it. And if you look at the supplement in the property chart, you'll see which assets they represent.

John Guinee:

Okay, great. And then maybe you talked about this already, but you have an operating lease liability of about $41 million. Does that pertain to ground lease situations on particular assets? And how many assets are affected by your operating lease liability?

Beth Boulerice:

Yeah, that's exactly what it is. It's our ground leases. And we have about eight ground leases that it affects. It also is, we also have our office lease. We have our office lease here in New York and in Dallas, that's also are a part of that as well. But it's mainly ground leases.

John Guinee:

By the way, you're in One Penn, One Penn I think -- building, how is the renovation going.

Beth Boulerice:

Great. So far.

T. Wilson Eglin:

Fantastic.

John Guinee:

They say everybody's going to pay $30 more rent, is Lexington going to pay $30 more rent, Will?

T. Wilson Eglin:

Well, we have a lease that goes through 2025. And then we'll see what our options are.

John Guinee:

Great. Thanks a lot.

T. Wilson Eglin:

Thank you.

Operator:

And our next today comes from Jon Petersen with Jefferies. Please go ahead.

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Jon Petersen:

Great, thanks. Hoping we could get a little more detail on the couple industrial renewals you did this quarter, L’Oréal and TI Automotive, kind of weighted average on a cash basis, those rents rolled down by about 16%. So, I guess what are kind of the unique circumstances that we're seeing rents hold down our industrial properties?

James Dudley:

Yeah, sure, L’Oréal is a large property for the Cleveland market as far as just bulk warehouse, it’s a front loader. We got seven years of term, which was part of it. And there also no capital costs associated with it, no commissions, no TI's. So, the rent is reflected and not paying those costs for the seven-year term. And on TI Auto it’s more of a specialized manufacturing facility where they manufactured gas tanks. In addition to that's a little bit of unique location on the border of South Carolina and Georgia. So, those different factors we thought the term was more important than maintaining the rent and I think as we said in the stated comments, we will look to dispose of that assets now because it doesn't kind of meet the location criteria that we have and being at a regular market.

Jon Petersen:

And then you guys talk about the same store growth and it was like negatives close to 2% and being waived by some office move out. Are you able to breakout year same-store portfolio by office and industrial and give us an idea on how the two different portfolios are growing?

Beth Boulerice:

We currently don’t break out our same store by type currently but as bring on more industrial properties most of them are having escalation in the 2% to 3% range. So, once we get through our office redeployment into industrial, we anticipate that our same store will turn around and grow.

Jon Petersen:

If properties are your held for sale bucket are, they still in the same-store pool.

Beth Boulerice:

Yes.

Jon Petersen:

Okay and then maybe just more high level, just curious a lot of change since the last earnings call in terms of how people are thinking about the economy with trade wars and then also you know what we've seen from the interest rates. So, how is that impacting your ability to sell office properties or appetite out there for the office properties you are trying to sell?

Lara Johnson:

Hi, this is Lara. Um, we really haven't seen a dramatic impact where out with a number of properties that are fully leased with term, we only seen appetite increases for those we are out with some multitenant buildings now in Texas and fortunately we are in growing markets there. In one case in Farmers Branch, Texas and another in the energy quarter in Houston, which is really improving from an occupancy standpoint. So, we haven't seen the effects at this point although we hope to benefit from the reduction in interest rates as we're selling longer-term stuff.

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Jon Petersen:

Thank you.

Operator:

And our next question today comes from John Massocca of Ladenburg Thalmann. Please go ahead.

John Massocca:

Good morning. I’m sorry if I missed this in James' comments, but what progress is being made on lease or sale of the Indianapolis office property and then also maybe the Lenexa property.

Lara Johnson:

Sure. This is Lara. Actually, on the Indianapolis office property where John Wiley is moving out and we do have an offer on that so we're working toward to sale that property simultaneous with lease expiration.

James Dudley:

And on Lenexa we're working on a long-term extension with the subtenant. And that’s in progress we expect to have that executed in early short order.

John Massocca:

And how about the Michelin properties on industrial side?

James Dudley:

We noted previously that they're building and getting close to finalizing there 3.2 million square-foot facility in Greer that they are going to consolidate both of these properties into. There is a decent chance we're going to get a short-term extension from Michelin on both. We have quite a few prospective and one really hot and heavy prospective tenant for the Lawrence facility and then Moody, we have several prospects as well and we're just working through the leasing process there.

John Massocca:

Okay. And then maybe look up maybe longer-term into the 2020 industrial expirations generally speaking, what kind of movement can we expect in cash rent on the potential renewal or releasing, just curious if anything on that list stands out as being how well below or above market?

James Dudley:

Uh, the only that standout in 2020 as being above market is the Tampa asset and that has an office component to it currently which is got the rate at close to $6 and I think that were going to end up somewhere in the $4s on that because it's going to converted to pure industrial. Other than that I don’t really see that should be marked down, everything should be stable or potentially going in the other direction going up.

John Massocca:

Okay. That's it for me. Thank you very much.

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T. Wilson Eglin:

Thank you.

Operator:

And our next question today comes from Nikita Bely of JPMorgan. Please go ahead.

Nikita Bely:

Good morning. Do you still expect to be, I think in the past you said, you want to be at about 90% or above, if I remember correctly of industrial by year-end 2020? Is that still the goal?

T. Wilson Eglin:

Yeah, I think that's a realistic goal. And thinking in the context of surveyed 85% industrial this year. The big question there is will the Dow transaction close this year next because that's a large transaction and its office. But directionally, we're moving toward a 100% industrial construct, as fast as we can go while maximizing value in each case in the office portfolio.

Nikita Bely:

So, as you fully transition now to the industrial portfolio basically within the next 12 to 18 months effectively, where to go off previous question, now just 2020 expiration, tut if you were to look at your entire industrial portfolio, where does that stand in the mark-to-market to the market, basically your entire portfolio?

James Dudley:

I think the entire portfolio, just to kind of throw out an estimate, probably 80% of the portfolio is newer quality, where we're expecting to stabilize rents or have rents grow. And then we still have some of the older industrial properties that have remaining lease term on them that it just is going to kind of depend on how to negotiation goes with the tenants, there's some manufacturing in that number. So that's kind of how I would estimate breaking it down.

Nikita Bely:

And on the topic of acquisitions and dispositions for the remainder of year. So, I just want to give a little bit of specificity of numbers you've mentioned before. You said right now you're under contract for $370 million is that for sale or to buy, is that what you said?

Lara Johnson:

We're under contract or have accepted offers on property sales of about $370 million.

Nikita Bely:

So, between right now and year-end, you might sell $370, so that $370 million includes the Preferred Freezer, right?

Lara Johnson:

It does include the Preferred Freezer and while that's the number under contract or with an accepted offer, e also hope to execute on additional sales of properties that are either in the market now or we plan to take to market in short order.

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Nikita Bely:

And how much is Dow Chemical roughly in rough terms if it were to be executed this year?

T. Wilson Eglin:

Well, we're, we don't really want to prejudice any negotiation we have in the marketing process. We'll update you as that process unfolds.

Nikita Bely:

Got it. And how much do you have in contract to buy right now?

Brendan Mullinix:

We have accepted offer some $318 million.

Nikita Bely:

$318, got it. Okay. That's it. Thank you.

T. Wilson Eglin:

Thank you.

Operator:

And our next question today comes from Sheila McGrath of Evercore ISI. Please go ahead.

Sheila McGrath:

Yes. On the Whippany transaction, I think that was a positive outcome for suburban office in New Jersey. Could you give us a little more detail on, if that was a rent roll down CapEx and what your plan for that asset is? Is it currently being marketed for sale?

James Dudley:

Yes, so the rent went from or is going to go from $26.55 at the end of the current term down to $23.50 triple net, there were $30 in TI that were expended and that is definitely going to be on the list. It's got a, it has a debt balance on it, which has a prepayment penalty. So, we're evaluating whether or not it makes sense to move forward now or wait until the maturity of the debt.

Sheila McGrath:

Okay, great. And then on Arrow Electronics disposition out of your joint venture. Was that a good outcome for the JV on pricing? And should we continue to expect regular sales out of that joint venture?

Lara Johnson:

I think it was a good outcome for the joint venture. It was right in line with where we expected that assets to trade on a one-off basis. And I think we will make select dispositions out of the joint venture as we and our partner together decide opportunities exist. So, in addition to the Arrow sale, we just sold another asset after the end of the quarter. And there are a couple of others, potentially in the pipeline.

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Sheila McGrath:

Okay. Thank you.

Operator:

And our last question is a follow-up from John Guinee of Stifel. Please go ahead.

John Guinee:

Okay, great. The Overland Park Kansas debt and the Charleston debt in default total around $39 million. Is there any asset income associated with either of those assets? And how should we think about the debt on your balance sheet?

Beth Boulerice:

John, the Overland Park asset will probably stay on our balance sheet for the remainder of the year. We are hopeful that the Charleston will maybe by the end of the third quarter be off our balance sheet.

John Guinee:

But are both of those assets vacant and a drag on NOI right now?

Beth Boulerice:

Yes, the Overland Park asset is vacant. The Charleston asset is mostly vacant. So currently the Overland Park asset, we do have some operating expense responsibilities for that asset and the Charleston asset, uh we have a server in place for that asset so that those should be decreasing on the operating expenses.

John Guinee:

Great, thank you.

Operator:

This concludes our question-and-answer session, I'd like to turn the conference back over to the management team for the final remarks.

T. Wilson Eglin:

Thanks to all of you for joining us this morning. Please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. And in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again and have a great day.

Operator

Thank you, sir. We thank you all for attending today's presentation. You may now disconnect your lines and have a wonderful day.

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